Zumiez Inc. Reports April 2015 Sales Results

Net Sales Increased 2.4% to $51.8 Million; April 2015 Comparable Sales Decreased 4.0%

LYNNWOOD, WA -- (Marketwired - May 06, 2015) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 2, 2015 increased 2.4% to $51.8 million, compared to $50.6 million for the four-week period ended May 3, 2014. The Company's comparable sales decreased 4.0% for the four-week period compared to a comparable sales increase of 8.2% in the year ago period.

To hear the Zumiez prerecorded April sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of May 2, 2015 we operated 616 stores, including 557 in the United States, 37 in Canada, and 22 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200